Exhibit 10.49
Amendment No. 1 to
Management Employment Agreement
This Amendment No. 1 to Management Employment Agreement (the “Amendment”) is hereby entered into between Michael McKelvey (hereinafter known as the “Employee”) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the “Company”).
Background
The Employee and the Company are parties to a Management Employment Agreement effective June 23, 2006 (the “Current Agreement”). The parties desire to amend the Current Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:
1. Section 11(e) of the Current Agreement is amended and restated to read in its entirety as follows:
e.	Notwithstanding any contrary provision contained in this Agreement, upon the first occurrence of a Trigger Event (as hereafter defined), the Employee shall be entitled to receive (i) severance equal to 150% of his then current annual salary and applicable bonus (calculated assuming 100% achievement and pro rated based on the number of days elapsed during the year prior to the date on which the termination of employment occurred), payable in one lump sum (ii) continuation of Benefits (as hereafter defined), subject to applicable benefit plan provisions, for two years (or, if earlier, until such time as Employee shall have obtained new employment with benefits substantially comparable to the Benefits); and (iii) accelerated vesting of all stock options, such that all stock options held by Employee immediately prior to the date of Change of Control (as hereafter defined) shall become exercisable in full as of the date of the Change of Control. In addition, upon the first occurrence of a Trigger Event, any restrictions with respect to any restricted stock or restricted stock units granted to the Employee under the Company’s equity incentive plans shall lapse and any conditions applicable to any long-term performance award or performance shares granted to the Employee under such plans shall be terminated.

The term “Benefits” as utilized in this Section 11, shall mean standard health, dental and vision benefits through COBRA continuation if elected (it being understood and agreed that the Company shall remain responsible for continuing to provide such benefits for the period specified herein following COBRA continuation to the extent, if any, that the maximum COBRA continuation period shall have expired), all of which are subject to any applicable premium co-pay, and car allowance.

The term “Trigger Event” as utilized in this Section 11 shall mean the occurrence of a Change of Control (as hereafter defined) in connection with or after which either (i) the Employee is terminated other than for Cause within 12 months after the occurrence of the Change of Control; or (ii) the Employee resigns his employment within six months after the Change of Control because neither the Company nor the other party to the Change of Control (the “Buyer”) offers the Employee a position with comparable responsibilities, authority, location and compensation or either reduces the responsibilities, authority or compensation for such position or changes its location within such six-month period, it being understood and agreed that (A) a position that requires the employee to manage the cardiac safety business of the Company or the Buyer, whether conducted as a separate company or a division of the Company or the Buyer, as President of such company or division, and to have responsibilities in connection with the integration of any acquisition that constitutes a Change of Control and for corporate development thereafter shall be deemed a position with comparable responsibilities and authority, and (B) a position that permits Employee to be based within 50 miles of Arlington, Virginia but requires travel to locations within the Northeastern United States to perform the duties of such position shall be deemed a position with a comparable location.

The term “Change of Control,” as utilized herein, shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Treasury Regulation §1.409A-3(i)(5). The foregoing generally includes:
(i)	the acquisition of stock of the Company by any person or persons acting as a group that results in such person or group holding more than 50% of the stock of the Company by market value or voting power;
(ii)	the acquisition of stock of the Company by any person or persons acting as a group within any 12-month period representing at least 30% of the voting power of the Company’s stock;
(iii)	the election or appointment as director representing a majority of the Company’s Board of Directors of persons not endorsed by a majority of the members of the Company’s Board of Directors prior to their respective election or appointment; or
(iv)	the acquisition of assets of the Company by any person or persons acting as a group within any 12-month period representing at least 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

Notwithstanding the foregoing, no such transaction or series of transactions shall be deemed a “Change of Control” for purposes of this Agreement unless it constitutes a change in the ownership or effective control of the Company, or a change in the ownership or substantial portion of the assets of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5).

In order to implement the provisions of this Section 11.e., in connection with any Change of Control, the Company shall, as a condition thereto: (i) either (a) accelerate the vesting of all unvested stock options as of the date of the Change of Control or (b) cause the Buyer to either assume all stock options held by the Employee immediately prior to the Change of Control or grant equivalent substitute options containing substantially the same terms; (ii) cause the Buyer to assume all other equity awards granted under the Company’s Amended and Restated 2003 Equity Incentive Plan and held by the Employee immediately prior to the Change of Control; and (iii) take or cause the Buyer to take all such actions as is necessary with respect to equity awards held by the Employee on the date of the Change of Control, upon the first occurrence of any Trigger Event, to cause all unvested options to become exercisable, to cause all restrictions on any restricted stock or restricted stock units to lapse and to cause all conditions applicable to any long-term performance awards or performance shares to be terminated. The Company shall not otherwise take any action that would cause any equity awards held by the Employee that are not then exercisable or that are then subject to any restrictions or conditions to terminate prior to the Change of Control or Trigger Event, as otherwise permitted by the Company’s Amended and Restated 2003 Equity Incentive Plan or as may be permitted by the Buyer’s stock option plan, respectively.
2. Except as expressly amended hereby, all of the terms and provisions of the Current Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned have executed this Amendment this 17th day of March, 2010.

eResearchTechnology, Inc.

By:	/s/ Joel Morganroth, MD Joel Morganroth, Chairman

/s/ Michael McKelvey Michael McKelvey

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